Exhibit 19
INSIDER TRADING COMPLIANCE PROGRAM
CENTRAL GARDEN & PET COMPANY

In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other potentially relevant related individuals, Central Garden & Pet Company (the “Company”) has adopted the policies and procedures described in this Memorandum.
I.    Adoption of Insider Trading Policy.
The Company has adopted the Insider Trading Policy attached to this Memorandum as Attachment A (the “Policy”), which prohibits trading based on material, non-public information regarding the Company (“Inside Information”). The Policy covers officers, directors and all other employees of, or consultants or contractors to, the Company, as well as family members of such persons, and others, in each case where such persons have or may have access to Inside Information. The Policy is to be delivered to all new employees and consultants who are likely to have access to significant financial information upon the commencement of their relationships with the Company. The Insider Trading Policy is available to all employees via Central’s Intranet. A link is sent quarterly via email to all employees noted as insiders. As a condition of employment with the Company, all exempt employees must sign an acknowledgment of receipt of the policy attached hereto as Attachment B.
II.    Designation of Certain Persons.
A.    Section 16 Individuals. The Company has determined that those persons listed on Attachment C attached to this Memorandum are the directors and officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules and regulations promulgated thereunder (“Section 16 Individuals”). Attachment C will be amended from time to time as appropriate to reflect the election of new officers or directors, any change in function of current officers and the resignation or departure of current officers or directors.
B.    Other Persons. On an ongoing basis, the Company will determine that certain persons, together with the Section 16 Individuals, should be subject to the preclearance requirement described in Section IV.A. below, in that the Company believes that, in the normal course of their duties, such persons have, or are likely to have, regular access to Inside Information. The Company will maintain a list of such persons which may be amended from time to time (Trading Window List). Under special circumstances, certain additional persons may come to have access to Inside Information for a period of time. During such period, such persons should also be subject to the preclearance procedure described in Section IV.A. below.

III.    Appointment of Compliance Officer.
The Company has appointed its Chief Financial Officer (or such officer’s designee) as the Company’s Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer is assisted by the Company’s General Counsel.
IV.    Duties of Compliance Officer.
The duties of the Compliance Officer, directly or through his designees, shall include, but not be limited to, the following:
A.    Preclearing all transactions involving the Company’s securities by those individuals listed on Attachment C and on the Trading Window List maintained by the Company, in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended.
B.    Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals.
C.    Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Individuals under Section 16 of the Exchange Act.
D.    Mailing periodic reminders to all Section 16 Individuals regarding their obligations to report.
E.    Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.
F.    Posting the Insider Trading Policy on the Company’s Intranet and circulating the Policy (and/or a summary of the Policy) periodically to all Company and Subsidiary Company officers and non-clerical finance and accounting personnel, including Section 16 Individuals, and other persons who in the normal course of their duties have or are likely to have regular access to Inside Information, and providing the Policy and other appropriate materials to new officers, directors and others who have or may have access to Inside Information, and obtaining a signed acknowledgment of receipt of the policy (Attachment B) periodically from all recipients.
G.    Assisting the Company’s Board of Directors in implementation of the Policy and Sections I and II of this Memorandum.

October 2024

ATTACHMENT A

CENTRAL GARDEN & PET COMPANY
INSIDER TRADING POLICY
and Guidelines with Respect to
Certain Transactions in Company Securities

This Policy provides guidelines to employees, officers and directors of Central Garden & Pet Company (the “Company”) with respect to transactions in the Company’s securities.
Applicability of Policy
This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries, if any, who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.
Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.
Statement of Policy
General Policy
It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading.
Definition of Material Nonpublic Information
It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:
    Financial results
    Projections of future earnings or losses
•Sales forecasts
    News of a pending or proposed merger
    News of the disposition of a subsidiary
    Impending bankruptcy or financial liquidity problems
    Gain or loss of a substantial customer or supplier
    Changes in dividend policy
    New product announcements of a significant nature
    Significant product defects or modifications
    Significant pricing changes
    Stock splits
    New equity or debt offerings
    Acquisitions
    Significant litigation exposure due to actual or threatened litigation
    Major changes in senior management.

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.
Specific Policies
1.    Trading on Material Nonpublic Information. No director, officer or employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used in this Policy, the term “Trading Day” shall mean a day on which national stock exchanges, including the NASDAQ Stock Market, are open for trading.
2.    Tipping. No Insider shall disclose Material Nonpublic Information (commonly referred to as “tipping”) to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.
3.    Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability and/or Disciplinary Action
1.    Liability for Insider Trading. Insiders may be subject to penalties of up to $1,000,000 and up to ten years in jail for engaging in transactions in the Company’s securities at a time when they have knowledge of nonpublic information regarding the Company.
2.    Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.
3.    Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.
Guidelines
1.    Trading Window. The period beginning the last month of each fiscal quarter and ending two Trading Days following the date of public disclosure of the financial results for that quarter is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.
Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all directors, officers and employees having access to the Company’s internal financial statements or other Material Nonpublic Information refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the period (the “trading window”) commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the later of (i) the close of business on the last day of the second month of the next fiscal quarter or (ii) fifteen calendar days following the date of public disclosure of the financial results for the most recent quarter. The trading window restrictions do not apply to the exercise of options so long as the stock that is purchased as a result of the option exercise is held and not sold outside of a trading window. The safest period for trading in the Company’s securities, assuming the absence of Material Nonpublic Information, is probably only the first ten days of the trading window.

From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.
The purpose behind the “trading window” period is to help establish a diligent effort to avoid any improper transaction. It should be noted, however, that even during the trading window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.
2.    Preclearance of Trades. The Company has determined that all officers and directors of the Company should refrain from trading in the Company’s securities, even during the trading window, without first complying with the Company’s “preclearance” process. Each officer and director should contact the Company’s Compliance Officer or such officer’s designee prior to commencing any trade in the Company’s securities. The Company may find it necessary, from time to time, to require compliance with the preclearance process from certain employees, consultants and contractors other than and in addition to officers and directors.
3.    Individual Responsibility. Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a trading window to that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.
An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.
Applicability of Policy to Inside Information Regarding Other Companies
This Policy and the guidelines described in this Policy also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“Business Partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s Business Partners. All employees should treat Material Nonpublic Information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

Certain Exceptions
For purposes of this Policy, the Company considers that the exercise of stock options under the Company’s stock option plans (including, if done in accordance with the terms of such plans, exercise with cash or exercise by surrendering shares) or the purchase of shares under the Company’s employee stock purchase plan (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.
Rule 10b5-1(c) of the Securities Exchange Act of 1934 provides an affirmative defense against insider trading liability under federal securities laws for a transaction done pursuant to “blind trusts” (generally, trusts or other arrangements in which investment control has been completely delegated to a third party, such as an institutional or professional trustee) or pursuant to a written plan, or a binding contract or instruction, entered into in good faith at a time when the insider was not aware of material nonpublic information, even though the transaction in question may occur at a time when the person is aware of material nonpublic information. The Company may, in appropriate circumstances, permit transactions pursuant to a blind trust or a pre-arranged trading program that complies with Rule 10b5-1 to take place during periods in which the individual entering into the transaction may have material nonpublic information or during black-out periods.
If you wish to enter into a blind trust arrangement or a pre-arranged trading program, you must notify the Compliance Officer. The Compliance Officer will review proposed arrangements to determine whether they will or may result in transactions taking place during periods in which you may be in possession of material nonpublic information. The Company reserves the right to bar any transactions in Company stock, even those pursuant to arrangements previously approved, if the Company determines that such a bar is in the best interests of the Company.
Additional Information - Directors and Officers
Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who both purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, nor the receipt of stock under the Company’s employee stock purchase plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of the Company’s stock, or an equivalent transaction, such as selling put options. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

Restrictions on Certain Trading Activities
No short sales of the Company securities. You may not engage in short sales of the Company securities (sales of securities that are not then owned), including “sales against the box” (short sales not exceeding the number of shares already owned). Generally, short sales are transactions whereby a person will benefit from a decline in the price of the securities, and the Company believes it is inappropriate for associates to engage in these transactions with respect to the Company securities.
No trading in derivatives of the Company. You may not trade in derivatives of the Company’s securities, such as exchange-traded put or call options and forward transactions.
No hedging transactions. Certain forms of hedging or monetization transactions may offset a decrease, or limit your ability to profit from an increase, in the value of the Company securities you hold, enabling you to continue to own the Company securities without the full risks and rewards of ownership. The Company believes that such transactions separate the holder's interests from those of other stockholders. Therefore, you and any person acting on your behalf are prohibited from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of the Company securities or limit your ability to profit from an increase in the market value of the Company securities.
Limited use of standing orders. Standing orders should be used only for three business days. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. A standing order incorporated into a 10b5-1 plan approved by the Company is permitted.
Inquiries
Please direct your questions as to any of the matters discussed in this Policy to Bradley G. Smith, the Company’s Compliance Officer, or such officer’s designee at (925) 948-4000.

ATTACHMENT B
ACKNOWLEDGMENT
    The undersigned certifies that he or she has read, understands and agrees to comply with Central Garden & Pet Company’s Insider Trading Compliance Program and Policy. The undersigned agrees that he or she will be subject to sanctions imposed by the Company, in its discretion, for violation of the Company’s policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of its Policy. The undersigned acknowledges that one of the sanctions to which he or she may be subject as a result of violating the Company’s policy is termination of employment.

Dated:                     Signature:

                    Printed Name:

ATTACHMENT C

DIRECTORS AND OFFICERS SUBJECT TO SECTION 16